Filed Pursuant To Rule 433

Registration No. 333-275079

March 15, 2024

What to Know About Spot Bitcoin ETFs Hi FirstName,

With a recent SEC approval and spot Bitcoin ETFs coming to market setting unprecedented records, financial advisors need to understand the significant implications, and what the changes mean for you and your clients. In our recent webinar, experts from Grayscale Investments discussed all things Bitcoin, including; How spot Bitcoin ETFs work, how they're changing the game of investing, and the implication for financial advisors of incorporating Bitcoin into portfolios. View the executive summary key takeaways below:

• How spot Bitcoin ETFs work and how they are different from the Bitcoin Futures ETFs already in market

• What ETFs bring new investors into the market • How they change the game for crypto investing overall

• How Bitcoin has performed as an asset class. We've seen strong growth in the past few months, but does that mean we should forget about extreme volatility and crypto winters? • Implications for financial advisors of incorporating Bitcoin into portfolios, and how they should prepare for questions from clients

Download Executive Summary In case you missed it:

• Watch Weblnar On-Demand: What To Know About Spot Bitcoin ETFs

• Guide: Bitcoin ETF 101: Your Guide to Bitcoin Investing Sponsored By: GRAYSCALE.

All opinions expressed are solely the opinions of the speakers and do not reflect the opinions of Grayscale or any of its affiliates. This webinar is for informational purposes only and is not intended to be, nor should it be construed or used as, investment, tax or legal advice, an investment recommendation, an IRA provider recommendation, or an offer to sell, or the solicitation of an offer to buy, any digital asset or security.

For Financial Professional Use Only. Not for use with consumers. Foreside Fund Services, LLC acts as the marketing agent for the Grayscale Bitcoin Trust ETF.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.